NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NORTHWESTERN REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Reports improvement in diluted earnings per share of 12.7% over Q1 2010
Reaffirms guidance for 2011 of $2.25 - $2.40 per fully diluted share
Announces quarterly dividend of 36 cents per share

SIOUX FALLS, S.D. – Apr. 27, 2011 – NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the quarter ended March 31, 2011.

Highlights for the quarter include:

•
Net income improved $3.9 million to $32.6 million, or $.89 per fully diluted share, for the first quarter of 2011 compared with $28.7 million, or $.79 per fully diluted share, in the first quarter of 2010 due primarily to:

o
An increase in gross margin of $14.9 million primarily due to the addition of the Dave Gates Generating Station at Mill Creek (DGGS), and an increase in electric and natural gas volumes largely due to  colder winter weather;

o	Lower income tax expense of $3.0 million, primarily due to the regulatory flow-through treatment of accelerated depreciation deductions;

o
Offset by an increase of $13.9 million in our operating expenses due primarily to increased operating costs, property taxes, and depreciation related to the addition of DGGS.  In addition, we had increased labor costs and increased operating and maintenance costs primarily for proactive line maintenance.

•	The Company’s Board of Directors declared a common stock dividend of 36 cents per share, payable on June 30, 2011, to common shareholders of record as of June 15, 2011;

•
In March, NorthWestern received an accounting order from the Montana Public Service Commission (MPSC) to defer and amortize certain incremental operating and maintenance costs up to $16.9 million on our Distribution System Infrastructure Project for 2011 and 2012 over a 5 year period beginning 2013; and

•	Finally, we recently signed an asset purchase agreement, contingent on the MPSC approving the project into rate base, to develop a 40 megawatt wind project in central Montana.

“We are pleased with the solid financial results of the first quarter 2011,” said Bob Rowe, President and CEO.  “These strong results and our free cash flow allow us to advance our strategy of bringing supply assets back into our rate base to provide our customers greater supply stability.”

“Accordingly, we plan to file for pre-approval with the MPSC to add a 40 MW wind farm in Central Montana into our rate base,” added Rowe.  “We are also focused on investing in our electric and natural gas distribution systems to ensure their long-term reliability, capacity and safety for our customers.”

First Quarter Financial Results

Consolidated net income was $32.6 million or $.89 per diluted share for the quarter ended March 31, 2011, compared with consolidated net income of $28.7 million or $.79 per diluted share for the quarter ended March 31, 2010.

The following table reconciles the primary changes in 2011 results from 2010:

	Three Months Ended
	Pre-tax	Net	EPS - Fully
($millions, except EPS)	Income	Income 1	Diluted

2010 reported	$ 40.9	$ 28.7	$ 0.79

DGGS interim rates (subject to refund)	7.5	4.6	0.13
Electric volumes	3.1	1.9	0.05
Natural gas volumes	3.1	1.9	0.05
Montana electric rate increase	1.9	1.2	0.03
Expiration of power sales agreement	1.5	0.9	0.03
South Dakota wholesale electric	(0.7)	(0.4)	(0.01)
Transmission Capacity	(0.6)	(0.4)	(0.01)
Reclamation settlement received during 2010	(0.5)	(0.3)	(0.01)
Montana natural gas rate decrease	(0.3)	(0.2)	(0.01)
Pension	(0.4)	(0.2)	(0.01)
Insurance reserves	(1.3)	(0.8)	(0.02)
DGGS Operating Costs	(1.3)	(0.8)	(0.02)
Operating and maintenance	(2.0)	(1.2)	(0.03)
Property and other taxes (partially due to DGGS)	(2.4)	(1.5)	(0.04)
Depreciation (partially due to DGGS)	(2.4)	(1.5)	(0.04)
Labor (more expensed maintenance work vs capital project work)	(3.4)	(2.1)	(0.06)
Items related to income tax
Repairs tax deduction		0.6	0.02
Accelerated depreciation		2.6	0.07
All other, net	(0.9)	(0.4)	(0.02)

Subtotal			0.10

2011 reported	$ 41.8	$ 32.6	$ 0.89

1.) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 38.5%.
 For more information see www.northwesternenergy.com/documents/investor/Q111.pdf

Consolidated gross margin for the first quarter of 2011 was $176.2 million compared with $161.3 million for the first quarter of 2010.  The increase in gross margin was due to:
•	the DGGS interim rates charged to Montana retail customers, which are based on total Montana retail volumes and will fluctuate quarterly based on the cyclical nature of our business;
•	an increase in electric and natural gas retail volumes due primarily to colder winter weather;

•	a net increase in our Montana electric and natural gas distribution rates; and

•	the expiration at the end of 2010 of a power sales agreement related to Colstrip Unit 4.

These increases were partially offset by:

•	lower wholesale electric sales in South Dakota;

•	lower transmission capacity revenues caused by decreased demand; and

•	higher cost of sales due to a settlement in 2010 to recover previously incurred reclamation costs associated with the coal supply at Colstrip.

Consolidated operating, general and administrative expenses were $67.4 million for the quarter ended March 31, 2011 as compared with $58.3 million during the first quarter of 2010.  The increase in operating, general and administrative expenses of $9.1 million was primarily due to the following:

•	Increased labor costs due primarily to compensation increases and more time spent by employees on maintenance projects (which are expensed) rather than capital projects;

•	Increased operating and maintenance costs due primarily to proactive line maintenance.

•
Higher insurance reserves due to workers compensation and general liability matters.  In addition, results for the three months ended March 31, 2010 included a favorable arbitration decision of $0.8 million.

•	Higher plant operator costs due primarily to operations of DGGS; and

•	Higher pension expense.

Property and other taxes was $25.4 million for the three months ended March 31, 2011 as compared with $23.0 million in the first quarter of 2010, due primarily to plant additions, including the addition of DGGS.

Depreciation expense was $25.3 million for the three months ended March 31, 2011 as compared with $22.9 million in the first quarter of 2010. This increase was primarily due to plant additions, including DGGS.

Consolidated interest expense for the three months ended March 31, 2011 remained flat at $17.1 million, as compared to the same period in 2010, with lower rates on debt outstanding offset by lower capitalization of AFUDC as DGGS began operating in January 2011.

Consolidated other income in the first quarter of 2011 remained flat at $0.8 million.

Consolidated income tax expense for the three months ended March 31, 2011 was $9.2 million as compared with a $12.2 million in the same period of 2010. The effective tax rate in 2011 was

22.0% as compared with 29.8% for the same period of 2010. The decrease in the effective tax rate was primarily due to the regulatory flow-through treatment of state accelerated depreciation deductions.  For the three months ended March 31, 2011, we recognized a total bonus depreciation related tax benefit of approximately $2.6 million as compared with no related benefit during the same period in 2010.

Results from Electric Operations

Regulated electric gross margin for the quarter ended March 31, 2011, was $124.2 million, up 10.1%, compared with $112.8 million for 2010.  The improvement in margin is primarily due to DGGS interim rates, increased volumes largely due to colder weather in Montana, an increase in Montana rates, and the expiration in December 2010 of a power sales agreement related to Colstrip Unit 4.  These increases were offset in part by lower wholesale sales in South Dakota at lower average prices, lower revenues for operating expenses recovered in supply trackers primarily related to customer efficiency programs, a decline in transmission capacity demand, and the inclusion in the first quarter of 2010 of a settlement to recover previously incurred reclamation costs associated with the coal supply at Colstrip, which reduced cost of sales. Demand for transmission capacity can fluctuate substantially from year to year based on weather and market conditions in states to the South and West. For example, increased availability of local natural gas fired generation due to low natural gas prices and increased generation in the Pacific Northwest due to favorable hydro conditions may make it more economically viable to utilize local generation rather than transmit electricity from Montana over our transmission lines.

Regulated retail electric volumes for the quarter ended March 31, 2011, totaled 2,684,000 megawatt hours compared with 2,582,000 megawatt hours for the quarter ended 2010.  Retail volumes increased primarily due to colder weather and customer growth.

Wholesale electric volumes were 31,000 megawatt hours for the quarter ended March 31, 2011, a decrease from 243,000 megawatt hours for 2010.  We no longer have Montana wholesale volumes due to the expiration of a remaining wholesale supply contract associated with Colstrip. Beginning January 1, 2011 these volumes are used to supply our retail demand. Wholesale volumes decreased in South Dakota from lower plant utilization due to market conditions.

Results from Natural Gas Operations

Regulated natural gas gross margin was $51.6 million for the quarter ended March 31, 2011, compared with $48.2 million during 2010.  This increase in margin was primarily due to colder winter weather in Montana and South Dakota and higher revenues for operating expenses recovered in supply trackers primarily related to customer efficiency programs.  These increases were offset in part by a decrease in Montana natural gas rates.

Regulated retail natural gas volumes were 14,289,000 dekatherms for the quarter ended March 31, 2011, compared with 13,685,000 dekatherms for the same period in 2010.

Liquidity and Capital Resources

As of March 31, 2011, cash and cash equivalents were $7.2 million as compared with $6.2 million at December 31, 2010 and $7.1 million at March 31, 2010.  The Company had $163.5 million available from its revolving credit facility at March 31, 2011.

Cash provided by operating activities totaled $122.1 million for the three months ended March 31, 2011 as compared with $106.3 million during the three months ended March 31, 2010. This increase in operating cash flows is primarily related to improvements in the collection of our supply costs and increased net income.

Cash used in investing activities decreased by approximately $20.2 million as compared with the first quarter of 2010 due primarily to additions related to the DGGS project in the prior year.

Cash used in financing activities totaled approximately $83.5 million in the first quarter of 2011 as compared with approximately $45.7 million during the three months ended March 31, 2010. During the first quarter of 2011, net cash used in financing activities consisted of the net revolving credit facility repayments of $153.0 million, net issuance of commercial paper of $86.0 million, the repayment of long-term debt of $3.6 million and the payment of dividends of $13.0 million. During the first quarter of 2010, we made debt repayments of $33.4 million and paid dividends on common stock of $12.2 million.

Dividend Declaration

NorthWestern’s Board of Directors declared a quarterly common stock dividend of 36 cents per share, payable on June 30, 2011, to common shareholders of record as of June 15, 2011.

Rate Case Update

In December 2010, the Company received a final order approving our joint Stipulation and Settlement Agreement (Stipulation) with the Montana Consumer Counsel regarding the revenue requirement portion of the rate filing.  Key provisions of the final order are as follows:

•	An increase in base electric rates of $6.4 million;
•	A decrease in base natural gas rates of approximately $1.0 million; and
•	An authorized return on equity of 10.0% and 10.25% for base electric and natural gas rates, respectively.
•	The overall authorized rates of return are based on the equity percentages above, long-term debt cost of 5.76% and a capital structure of 52% debt and 48% equity.

The order included an additional MPSC requirement to implement a modified lost revenue adjustment mechanism (previously proposed as a decoupling mechanism), an inclining block rate structure for electric energy supply customers, and a reduction to the authorized return on equity in the Stipulation for base electric rates from 10.25% to 10.0%. The change in return on equity reduced the electric revenue requirement increase from $7.7 million to $6.4 million.  NorthWestern recognized revenue and implemented rates consistent with the MPSC's final order; however, we appealed the MPSC's decision to the Montana district court due to the required implementation of a modified lost revenue adjustment mechanism and the related reduction in return on equity and the block rate design.

The MPSC and the Company entered into settlement discussions and exchanged counter offers with the MPSC to settle this matter.  In April 2011, the MPSC accepted our district court counteroffer, which removes the modified lost revenue adjustment mechanism, inclining block rate structure and reinstates a 10.25% return on equity, previously contained in the Stipulation.  In addition, to settle the district court case we agreed to a $0.7 million reduction of electric rates as compared to the original Stipulation.

2011 Earnings Outlook

NorthWestern reaffirms its earnings for 2011 to be $2.25 - $2.40 per fully diluted share.

Basic assumptions include the following expectations:

•	Adding the DGGS to rate base and the associated earnings;

•	A full year effect of the increase related to our Montana transmission and distribution electric rates;

•	The expiration of a power sale agreement associated with our ownership in Colstrip Unit 4;

•	Increased electric and natural gas volumes due to an assumption of some additional economic recovery in 2011;

•	The Battle Creek Field will contribute for the full year;

•	In addition, we expect a small tax benefit from additional bonus tax depreciation related to the Small Business Jobs Act of 2010

•	Offsetting these positive drivers for 2011 are negative drivers such as:

o	We expect labor and other operating expenses to increase in 2011 compared with 2010;

o	We will be experiencing some scheduled maintenance at the Big Stone Plant in South Dakota in 2011 decreasing output and revenues;

o	We expect an increase in property taxes and depreciation expense in 2011 as we continue to increase our capital investment

o	Finally, the strong hydro conditions in the Northwest US began to negatively impact margins in March related to our off-system transmission sales.

▪	The strong hydro conditions are expected to continue through the second quarter of 2011.

•	A consolidated effective income tax rate of approximately 20% - 24%;

•	Fully diluted average shares outstanding of 36.5 million; and

•	Normal weather in the Company’s electric and natural gas service territories for 2011.

Company Hosting Investor Conference Call

NorthWestern will host an investor conference call today at 4:00 pm Eastern Time (3:00 p.m. Central Time) to review its financial results for the quarter ended March 31, 2011.

The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Investor Information” heading.  To listen, please go to the site at least 10 minutes in advance of the call to register.  An archived webcast will be available shortly after the call.

A telephonic replay of the call will be available beginning at 5:00 p.m. ET on Feb. 11, 2011, through May 27, 2011, at 800-475-6701, access code 199056.

Annual Meeting

NorthWestern will hold its annual stockholders meeting today, at 9:30 a.m. Central Time at the Holiday Inn Midtown, 2503 S. Locust Street, Grand Island, Nebraska.

The annual stockholders meeting will be webcast live on the Internet at http://www.northwesternenergy.com under the “Investor Information” heading.

To listen, please go to the site at least 10 minutes in advance of the call to register.  An archived webcast will be available shortly after the call.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 665,000 customers in Montana, South Dakota and Nebraska.  More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

SPECIAL NOTE REGARDING FORWARD—LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under “2011 Earnings Outlook”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, as well as adverse determinations by regulators, could have a material adverse effect on our liquidity, results of operations and financial condition;

•
we have capitalized approximately $17.3 million in preliminary survey and investigative costs related to our proposed Mountain States Transmission Intertie (MSTI) transmission project. If our efforts to complete MSTI are not successful we may have to write-off all or a portion these costs which could have a material adverse effect on our results of operations;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NORTHWESTERN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Current Assets	$271,032	$303,054
Property, Plant, and Equipment, Net	2,127,254	2,117,977
Goodwill	355,128	355,128
Regulatory Assets	224,896	222,341
Other Noncurrent Assets	38,129	39,169
Total Assets	$3,016,439	$3,037,669
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Maturities of Long-term Debt and Capital Leases	$8,050	$7,854
Short-term Borrowings	85,989	—
Current Liabilities	300,724	296,115
Long-term Capital Leases	33,957	34,288
Long-term Debt	905,003	1,061,780
Noncurrent Regulatory Liabilities	256,079	251,133
Deferred Income Taxes	248,487	232,709
Other Noncurrent Liabilities	337,318	333,443
Total Liabilities	2,175,607	2,217,322
Total Shareholders’ Equity	840,832	820,347
Total Liabilities and Shareholders’ Equity	$3,016,439	$3,037,669

NORTHWESTERN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Revenues
Electric c	$208,622	$203,839
Gas	129,212	130,019
Other	426	315
Total Revenues	338,260	334,173
Operating Expenses
Cost of sales	162,071	172,827
Operating, general and administrative	67,383	58,308
Property and other taxes	25,396	22,968
Depreciation	25,315	22,875
Total Operating Expenses	280,165	276,978
Operating Income	58,095	57,195
Interest Expense	(17,147)	(17,050)
Other Income	805	753
Income Before Income Taxes	41,753	40,898
Income Tax Expense	(9,178)	(12,180)
Net Income	$32,575	$28,718
Average Common Shares Outstanding	36,242	36,169
Basic Earnings per Average Common Share	$0.90	$0.79
Diluted Earnings per Average Common Share	$0.89	$0.79
Dividends Declared per Average Common Share	$0.360	$0.340

NORTHWESTERN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three Months Ended March 31,
	2011	2010
Operating Activities
Net income	$32,575	$28,718
Non-cash items	45,608	39,897
Changes in operating assets and liabilities	43,897	37,655
Cash Provided by Operating Activities	122,080	106,270

Cash Used in Investing Activities	(37,580)	(57,796)

Cash Used In Financing Activities	(83,554)	(45,690)

Net Increase in Cash and Cash Equivalents	$946	$2,784
Cash and Cash Equivalents, beginning of period	$6,234	$4,344
Cash and Cash Equivalents, end of period	$7,180	$7,128

NORTHWESTERN CORPORATION

QUARTER ENDED MARCH 31, 2011 AND 2010 SEGMENT RESULTS

(Unaudited)

Three Months Ended
March 31, 2011	Electric	Gas	Other	Eliminations	Total
Operating revenues	$208,622	$129,212	$426	$—	$338,260
Cost of sales	84,446	77,625	—	—	162,071
Gross margin	124,176	51,587	426	—	176,189
Operating, general and administrative	45,286	21,448	649	—	67,383
Property and other taxes	18,741	6,652	3	—	25,396
Depreciation	20,354	4,953	8	—	25,315
Operating income (loss)	39,795	18,534	(234)	—	58,095
Interest expense	(13,527)	(2,665)	(955)	—	(17,147)
Other income	615	164	26	—	805
Income tax expense	(3,921)	(4,570)	(687)	—	(9,178)
Net income (loss)	$22,962	$11,463	$(1,850)	$—	$32,575

Three Months Ended
March 31, 2010	Electric	Gas	Other	Eliminations	Total
Operating revenues	$203,839	$130,019	$315	$—	$334,173
Cost of sales	91,065	81,762	—	—	172,827
Gross margin	112,774	48,257	315	—	161,346
Operating, general and administrative	40,016	17,893	399	—	58,308
Property and other taxes	16,773	6,154	41	—	22,968
Depreciation	18,504	4,363	8	—	22,875
Operating income (loss)	37,481	19,847	(133)	—	57,195
Interest expense	(13,193)	(3,145)	(712)	—	(17,050)
Other income	457	269	27	—	753
Income tax (expense) benefit	(6,534)	(5,739)	93	—	(12,180)
Net income (loss)	$18,211	$11,232	$(725)	$—	28,718

NORTHWESTERN CORPORATION
ELECTRIC SEGMENT

Three Months Ended March 31, 2011

(Unaudited)

	Results
	2011	2010	Change	% Change
	(in millions)
Retail revenue	$196.2	$170.4	$25.8	15.1%
Transmission	10.9	11.5	(0.6)	(5.2)
Wholesale	0.3	11.0	(10.7)	(97.3)
Regulatory amortization and other	1.2	10.9	(9.7)	(89.0)
Total Revenues	208.6	203.8	4.8	2.4
Total Cost of Sales	84.4	91.0	(6.6)	(7.3)
Gross Margin	$124.2	$112.8	$11.4	10.1%

	Revenues		Megawatt Hours (MWH)		Avg. Customer Counts
	2011	2010	2011	2010	2011	2010
	(in thousands)
Retail Electric
Montana	$75,663	$63,596	731	680	272,526	270,923
South Dakota	13,393	12,845	179	176	48,705	48,422
Residential	89,056	76,441	910	856	321,231	319,345
Montana	77,133	66,218	820	788	61,459	60,799
South Dakota	16,309	15,808	238	238	11,789	11,622
Commercial	93,442	82,026	1,058	1,026	73,248	72,421
Industrial	9,183	7,767	692	676	72	71
Other	4,520	4,205	24	24	4,620	4,623
Total Retail Electric	$196,201	$170,439	2,684	2,582	399,171	396,460
Wholesale Electric
Montana	$—	$9,934	—	204	N/A	N/A
South Dakota	309	1,078	31	39	N/A	N/A
Total Wholesale Electric	$309	$11,012	31	243	—	—

NORTHWESTERN CORPORATION
NATURAL GAS SEGMENT

Three Months Ended March 31, 2011

(Unaudited)

	Results
	2011	2010	Change	% Change
	(in millions)
Retail revenue	$121.0	$118.4	$2.6	2.2%
Wholesale and other	8.2	11.6	(3.4)	(29.3)
Total Revenues	129.2	130.0	(0.8)	(0.6)
Total Cost of Sales	77.6	81.8	(4.2)	(5.1)
Gross Margin	$51.6	$48.2	$3.4	7.1%

	Revenues		Dekatherms (Dkt)		Customer Counts
	2011	2010	2011	2010	2011	2010
	(in thousands)
Retail Gas
Montana	$51,100	$44,620	5,638	4,954	159,029	158,294
South Dakota	13,306	14,551	1,599	1,567	37,712	37,574
Nebraska	11,486	12,833	1,382	1,448	36,949	36,875
Residential	75,892	72,004	8,619	7,969	233,690	232,743
Montana	26,438	22,413	2,915	2,484	22,273	22,090
South Dakota	9,302	13,268	1,332	1,732	5,954	5,962
Nebraska	8,242	9,506	1,287	1,355	4,636	4,606
Commercial	43,982	45,187	5,534	5,571	32,863	32,658
Industrial	691	826	78	94	282	292
Other	449	390	58	51	145	146
Total Retail Gas	$121,014	$118,407	14,289	13,685	266,980	265,839